Exhibit 10.6

September 24, 2008

Jill Irvin

Dear Ms. Irvin:

As per the offer of employment letter you received from us dated December 28, 2005, as set forth in the “At-Will Employment” clause therein, you are entitled to receive a severance payment equal to one year’s salary in the event that (i) you are terminated by the Company without cause; or (ii) there is a change in control and your employment is terminated because the new controlling party does not desire your services or you terminate your employment because the new controlling party requires you to relocate from the San Diego area to a location you deem undesirable (in either case the “Severance Payment”).

In order to ensure that the Severance Payment complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder (“Section 409A”), the Severance Payment shall be made in a lump sum 30 days following termination of your employment, unless a 6-month delayed is required for purposes of Section 409A.

Sincerely,

/s/ Pat Menke
Pat Menke
VP, Human Resources

December 28, 2005

Jill Irvin

Dear Ms. Irvin:

We are very enthusiastic about you joining Bumble Bee Foods, LLC, and we are confident that you will make valuable contributions to our success.

The following outlines the details of our offer of employment:

Position Title:	Senior Vice President, General Counsel

Reporting to:	Kent McNeil, Executive Vice President and CFO (note that this may change to be a direct report to Chris Lischewski, President and CEO)

Location:	San Diego, California

Compensation:	Annual salary of $225,000.00
Biweekly gross salary $8,653.85 (based on 26 scheduled pay periods per year)

Incentive Plan	45% of base earnings (see details below)

SALARY

You are being offered a starting salary at $225,000 per year, which is equivalent to a biweekly gross salary of $8,653.85 (based on 26 scheduled pay periods per year). This salary level will not be decreased during the term of your employment with the Company.

The Company has an annual merit review process with average annual merit increases of 3% and a range that is between 0% and 6%. The merit review process is at the discretion of senior management.

MANAGEMENT INCENTIVE PLAN:

In addition to your base salary, as a non-union, full-time salaried employee, you are eligible to participate in the Management Incentive Plan (MIP). Assuming you start prior to January 31, 2006, you will be eligible for a full year of MIP. If you start later than that, your MIP will be on a prorated basis from your date of hire through December 31st, 2006, the close of our fiscal year. Your target bonus is 45% of base earnings.

MIP is predicated on certain objectives based upon both personal and Company performance. In order to be eligible for an incentive award payout, your personal performance level must be “meets expectations” or higher. Assuming you have at least a ‘meets expectations’ rating, your broad role as General Counsel will predicate that your MIP objective will be entirely based on Company EBITDA performance, unless otherwise agreed by you and the Company.

Participation in the MIP is subject to the terms and conditions of the MIP Plan Document and incentive awards are at the discretion of Bumble Bee Foods, LLC senior management.

LONG TERM INCENTIVE PLAN (LTIP):

As a Senior Vice President at Bumble Bee Foods, LLC, you will be eligible to participate in the Long Term Incentive Plan (LTIP). The LTIP has recently been approved by the Company’s Board of Directors to commence in 2006. The Company achieving certain financial targets and goals generates the LTIP distribution pools. Individual Unit distribution amounts are generated by grade level within the Company. You will be eligible to receive a LTIP Unit grant at the Senior Vice President level. Units are on a 3-year performance based cliff-vesting schedule. Further details can be found in the LTIP documents, which will be distributed at the beginning of each LTIP period.

The Company is prepared to offer you an initial stock grant in the amount of $200,000. This will represent your participation level in the 2006 LTIP and the actual number of units that you will be granted will be based on the unit price at the time that actual LTIP is put into place (estimated to be some time in February once CY05 financials are completed as the CY05 financials will set the performance baseline for the LTIP)

The Company’s Human Resources department can provide you more information on the LTIP. While the LTIP has a ‘three year cliff vest’; there are provisions for partial vesting in the event an employee is terminated without cause or if there is a change in control.

TEMPORARY COMMUTING ARRANGEMENT

We understand that you would like to commute to San Diego from your home in the Los Angeles area on a temporary basis. During this time, we will work out a mutually agreeable schedule which will meet the business’ needs, yet also be flexible in terms of the number of days you will be required to be in the office. It is anticipated that you will work in San Diego 4 days per week, and from home 1 day per week. At the end of this temporary period, we would expect you to relocate permanently to the San Diego area.

We would propose that the temporary period be for three months. During this period the Company will reimburse you for temporary housing in the San Diego area, such housing to be at a reasonable cost. In the event that the temporary period extends beyond three months, you would become responsible for the temporary costs of living after the initial three month period has expired.

RELOCATION

At the time you chose to relocate from the Los Angeles area to the San Diego area, the Company will offer you relocation assistance. Our program includes assistance in selling your home, moving your goods and furniture and acquiring a new home or rental property. Our Human Resources department can provide you more information regarding our relocation policy.

PREVIOUS AGREEMENTS:

If you accept this position, whether or not you have signed a confidentiality agreement with your current employer, you should not take with you when you leave, in any written or electronic form, information that your current employer would consider confidential or sensitive. Some examples would be customer or supplier information, price lists and marketing plans. You should not make use of such confidential information in your new position.

By signing this offer letter, you confirm that you have not entered into an agreement with your current or any other employer that would prevent you from fully and immediately upon hire performing the duties of this position. If you have signed such an agreement, you must advise us right away and before you take any action on this offer.

CONDITIONS OF EMPLOYMENT:

This offer of employment is conditional upon completion of a background check, verification of your authorization to work in the U.S. and your satisfactorily passing a drug screen. See Attachment #1 for more details.

BENEFITS:

We are providing you with a copy of our benefits information for your convenience Effective on your start date; you will be eligible for our current, comprehensive benefits package. Should any questions relating to our benefits package arise, please feel free to discuss them with Ashley Saenger, Human Resources Generalist, (858) 715-4083. You may also discuss any questions prior to or after you come on board.

VACATION AND EXCUSED/OCCASIONAL LEAVE:

You will be eligible for 15 days annual vacation (120 hours/year), and excused/occasional leave in accordance with current Bumble Bee policy. See Attachment #2.

AT-WILL EMPLOYMENT:

By signing this letter below, you understand and agree that your employment with the Company is at-will, that is your employment is not for any specified duration and that it may be terminated by you or the Company, at any time, with or without cause and with or without notice. The preceding sentence supersedes any prior representations or agreements concerning your employment by the Company, written or oral. You understand and agree that no manager or other employee of the Company has the authority to alter the at-will nature of your employment, except the President of the Company, who can only do so if in writing.

While the Company is an ‘at will’ employer, in the event that you are terminated without cause the Company will provide you a severance payment equal to one year’s salary. In addition, if there is a change in control and the new controlling party does not desire your services, or the new controlling party requires you to relocate from the San Diego area to a location you deem undesirable, you will also receive a severance payment equal to one year’s salary.

NEW HIRE ORIENTATION:

On your first day of employment, please report to the Human Resources Department at 8:30 a.m. After the orientation, you will report to your new supervisor. You will be provided general information on the Company and assistance in completing necessary paperwork. The paperwork includes benefit, compensation and general policy information as well as required payroll and other new hire forms. The benefit enrollment information outlines the various plans available. Please make your selections and be prepared to complete the enrollment forms during the orientation.

We know your association with our Company will be personally and professionally rewarding and that you will contribute in many ways to the overall effectiveness of the department. Everyone you have spoken with is enthusiastic about having you join the team.

START DATE:

Your start date with the Company will be Monday, January 23, 2006.

OTHER:

As part of your employment with the Company, you will be provided a laptop computer, cell phone and blackberry. This equipment will be kept current and upgraded as new technology becomes available.

SIGNATURE:

Please sign and return in the enclosed pre-paid envelope, the duplicate copy of this letter acknowledging your acceptance, anticipated employment date and the signed completed forms for the background check process. Do not hesitate to contact us if you have any questions regarding this offer of employment. We look forward to receiving a positive response from you on or before January 6, 2006, and to the opportunity to work with you at Bumble Bee Foods, LLC.

Sincerely,

/s/ Christopher Lischewski
Christopher Lischewski
President and CEO

ACCEPTANCE OF OFFER

/s/ Jill Irvin	1-8-06
Jill Irvin	Date Signed

January 23, 2006

Anticipated Employment Date

ATTACHMENT #1

CONDITIONS OF EMPLOYMENT

This offer of employment is conditional upon the following:

•	A fully completed employment application

•	Passing a pre-employment drug screening

•	Completion of a background check that may include verification of past employment, education, criminal history and credit.

•	Verification of your authorization to work in the United States

I.N.S.

The IMMIGRATION AND CONTROL ACT OF 1986 requires employers to verify that every new hire is either a US citizen or eligible to be employed in this country. We are required to examine and will copy any one of the following: US passport, certification of US citizenship or naturalization, valid foreign passport authorizing US employment, a resident alien card containing employment authorization, or other document designated by the Immigration and Naturalization Service.

Alternatively, verification can be accomplished by providing two forms of documentation, one that establishes identity, and a second that establishes employment eligibility. Examples of documents which show employment eligibility: Social Security card or birth certificate, and examples which are proof of identity: driver’s license or other state issued card which contains a photograph or other identifying information.

NOTE:	In accordance with our Payroll Department requirements, you will need to provide us with a current Social Security Card. We are required to record your name on our payroll exactly as it appears on your card. If you do not have a current Social Security Card, please contact the local Social Security Administration office for an application.

The above documentation MUST be presented prior to commencing employment. Please bring the appropriate items with you on your start date.

Drug Screen:

As a condition of employment, you have been asked to submit to and successfully pass a drug screening analysis. We have included a list of approved clinics in your area along with other paperwork. Please schedule a convenient time for you to take your test. The Company will pay for the drug screen and we will advise you of the results.

ATTACHMENT #2

EXCUSED/OCCASIONAL LEAVE

(per current policy)

(For the occasional sick day or personal business

that must be done during business hours.)

Service Years	Excused or Occasional Absence
Tenure less than 6 months	3 Days
More than 6 months	6 Days